Exhibit 99.1
DOMINION RESOURCES BLACK WARRIOR TRUST
Press Release
Dominion Resources Black Warrior Trust
Announces 2nd Quarter Cash Distribution
     DALLAS, TEXAS, May 18, 2007—Dominion Resources Black Warrior Trust today announced a quarterly cash distribution to the holders of its units of beneficial interest of $0.646984 per unit. The distribution will be payable June 8, 2007 to unitholders of record on May 30, 2007, according to the Trustee, Bank of America, N.A.
     This distribution represents the quarterly royalty payment from Dominion Black Warrior Basin, Inc. (DBWB) reflecting production from January 1, 2007 to March 31, 2007. DBWB reported that production attributable to the Trust’s overriding royalty interests was approximately 831 million cubic feet (“MMcf”) during this period compared to 913 MMcf in the previous quarter. Prices for this quarter to the trust averaged $6.92 per mcf compared to $6.65 per mcf for the previous quarter.
     The Trust owns overriding royalty interests burdening certain proved developed coal seam gas properties owned by DBWB and located in the Black Warrior Basin of Alabama. The Trust is a grantor trust formed by Dominion Resources, Inc., the indirect parent company of DBWB, and is designed to provide unitholders with quarterly cash distributions from its royalty interests in certain coal seam gas properties. The units are listed on The New York Stock Exchange under the symbol “DOM”.
     On November 1, 2006, Dominion Resources, Inc. announced that it will pursue the sale of most of its oil and natural gas exploration and productions assets. The assets which would be sold include the assets of Dominion Resources, Inc., including its interests in the underlying properties which are burdened by the Trusts’ royalty interests. The trust would continue to have its clear ownership in the underlying properties and such sale would not affect that ownership. It is unclear at the present time whether or when such a sale might take place or if it would involve a sale by Dominion Resources, Inc. of its interests in the underlying properties or a sale by Dominion Resources of its equity ownership interests.
     Dominion Resources Black Warrior Trust, as it does after the end of each year, had a year-end Reserve Report prepared in accordance with the Securities and Exchange Commission’s requirements. This report provides an evaluation of the estimated asset value as of December 31 of each year, which can be used to estimate the remaining life of the Trust.
     The estimated net proved reserves, as of January 1, 2007, attributable to the Trust from the properties appraised are approximately 26.9 billion cubic feet of gas with a future net value of approximately $138,292,000.
     With the estimated quantities of this year’s reserve estimate of 26.9 billion cubic feet of gas remaining, it could be estimated that the Trust still has a life span of 7 to 8 years. The report is an exhibit to the Trust’s Annual Report on Form 10-K that was filed on March 15, 2007 and is available to all unitholders at this time on the SEC website.
     For more information on Dominion Resources Black Warrior Trust, including current financial reports, please visit our website at http://www.dom-dominionblackwarriortrust.com/.
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Contact:
Ron E. Hooper, Senior Vice President
Bank of America, N.A., Trustee
(800) 365-6548